Exhibit 99.1

COMPUTER SOFTWARE INNOVATIONS, INC. ANNOUNCES RECORD

REVENUES FOR THIRD QUARTER 2009 FINANCIAL RESULTS

Easley, SC – (MARKET WIRE) – November 16, 2009 – Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the third quarter and nine months ended September 30, 2009.

Financial Highlights:

•	Software Segment Grows 20.9% in Q3 2009

•	Revenues Increased 6.5% to quarterly record $17.8 Million in Q3 2009 versus $16.7 Million in Q3 2008

•	Gross Profit Increased 13% to $3.8 Million in Q3 2009

•	Net Income Increased 62.9% to $0.7 Million in Q3 2009

“We were able to continue the momentum from second quarter and are pleased with our third quarter results. We saw top line growth while also improving our margins in our software segment and being profitable in our software and technology segments,” said Nancy Hedrick, CEO of CSI. “Our team has worked hard to achieve these results under very challenging economic conditions. And we expect fourth quarter bottom line performance better than the prior year, as a result of our earlier cost containment efforts effected at the end of the second quarter.”

Financial Results:

Three Month Financial Results for the Period Ended September 30, 2009

CSI posted revenue of approximately $17.8 million for the third quarter ended September 30, 2009, up approximately $1.1 million or 6.5% compared to the third quarter of 2008. CSI experienced significant growth in its software sector in Q3 of $0.7 million or 20.9%, due to increased new product sales and support. Technology revenues increased $0.4 million or 3.0%, primarily from increased sales in interactive classroom solutions, interactive classroom installations, third party warranties, and technology support.

Gross profit for the third quarter of 2009 was approximately $3.8 million, an increase of $0.4 million, or 13%, compared to the same period of the prior year. The increase was due primarily from an increase in gross profit from the software segment from increased new product sales and support, and a slight increase in gross profit from the technology segment primarily from increased interactive classroom solutions sales.

Operating income for the third quarter of 2009 was approximately $1.3 million, an increase of $0.5 million, or 55%, compared to the same period of the prior year. The increase came from the increase in gross profit coupled with a slight decrease in operating expenses primarily due to a reduction in workforce in May of 2009.

CSI posted net income for the quarter ended September 30, 2009 of approximately $0.7 million, or $0.11 earnings per basic share and $0.05 earnings per diluted share, compared to a net income of approximately $0.4 million or $0.08 earnings per basic share and $0.03 earnings per diluted share for the same period last year.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were approximately $2.0 million, an increase of $0.6 million or 39.1%. The increase in EBITDA was primarily due to the increase in net income over the prior year after adding back the related tax effects on the increases in net income. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income which follows below.)

Nine Month Financial Results for the Period Ended September 30, 2009

CSI posted revenue of approximately $40.5 million for the nine months ended September 30, 2009, a decrease of $5.9 million or 13% compared with the same period of the prior year. The decrease was due to a decrease in technology revenues, partially offset by an increase in software revenues over the same period of the prior year. The improvement in software revenues was due primarily to increases in services and support and increased revenues from the acquisition of Version3, offset by a decrease in new product sales. The decrease in technology revenues was due primarily to a decrease in interactive classroom solutions, infrastructure solutions, and engineering, also driven by reductions in education spending in most other hardware categories. These decreases were partially offset by increases in third party warranties and technology support.

Gross profit for the first nine months was approximately $8.8 million, a decrease of $2.2 million, or 19.9% compared to the prior year. The decline was due primarily to a decline in technology segment revenues coupled with a significant portion of personnel costs being fixed and the addition of acquired businesses with traditionally lower margins and increased amortization, and lower new and third-party product sales in the software segment.

Operating income for the first nine months was approximately $1.0 million, a decrease of $2.5 million, or 73% compared to the same period of the prior year. The decline for the nine months was driven primarily by the decrease in gross profit and margins coupled with increased research and development in the Version3 acquired operations, and selling and marketing costs.

CSI posted net income in the first nine months of approximately $0.3 million, or $0.05 earnings per basic share and $0.02 earning per diluted share, compared to a net income of $1.9 million, or $0.37 earnings per basic share and $0.15 earnings per diluted share for the same period last year.

EBITDA decreased 45% or $2.2 million to $2.7 million for the nine months ended September 30, 2009 compared to EBITDA of $5.0 million reported for the same period in 2008. The decrease in EBITDA was primarily due to the decrease in net income over the prior year after adding back the related tax effects on the decreases in net income. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income which follows below.)

Conference Call Reminder for Today

The Company will host a conference call today, Monday, November 16, 2009 at 4:15 Eastern Time to discuss the Company’s financial and operational results for third quarter 2009, which ended September 30, 2009.

Conference Call Details

Date: Monday, November 16 2009

Time: 4:15 p.m. (EST)

Dial-in Number: 1-877-941-8416

International Dial-in Number: 1-480-629-9808

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:15 p.m. call. A replay of the conference call will be available approximately three hours after the completion of the call for 30 days, until December 8, 2009. To listen to the replay, dial 1-800-406-7325 if calling within the U.S., 1-303-590-3030 if calling internationally and enter the pass code 4176697.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until December 15, 2009 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions to public sector markets. CSI has more than doubled its revenue in the past two years to over $58 million by using organic growth and acquisitions. The CSI solution portfolio encompasses proprietary accounting software specialized for the public sector, lesson planning and identity lifecycle management software, SharePoint development, network infrastructure and end device solutions, IP telephony and IP convergence applications, network management solutions and services, and interactive classroom technologies. More information about CSI (OTC BB: CSWI.OB - News) is available at www.csioutfitters.com

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
REVENUES
Software applications segment	$3,936	$3,256	$11,073	$10,120
Technology solutions segment	13,869	13,466	29,382	36,216

Net sales and service revenue	17,805	16,722	40,455	46,336

COST OF SALES
Software applications segment
Cost of sales, excluding depreciation, amortization and capitalization	1,991	1,805	6,216	5,456
Depreciation	30	29	88	81
Amortization of capitalized software costs	398	346	1,133	944
Capitalization of software costs	(240)	(240)	(702)	(740)

Total Software applications segment cost of sales	2,179	1,940	6,735	5,741

Technology solutions segment
Cost of sales, excluding depreciation	11,815	11,410	24,823	29,513
Depreciation	26	31	79	90

Total Technology solutions segment cost of sales	11,841	11,441	24,902	29,603

Total cost of sales	14,020	13,381	31,637	35,344

Gross profit	3,785	3,341	8,818	10,992

OPERATING EXPENSES
Research and development	85	—	252	—
Selling costs	1,164	1,140	3,608	3,144
Marketing costs	77	107	372	304
Stock based (non-employee wage) compensation	29	5	137	14
Acquisition costs	—	13	2	46
Professional and legal compliance costs	133	103	378	337
Depreciation and amortization	160	141	483	369
Other general and administrative expenses	793	967	2,627	3,273

Total operating expenses	2,441	2,476	7,859	7,487

Operating income	1,344	865	959	3,505

OTHER EXPENSE
Interest expense	95	144	302	407
Loss on disposal of property and equipment	—	4	4	4

Other expense	95	148	306	411

Income before income tax expense	1,249	717	653	3,094
INCOME TAX EXPENSE	519	269	358	1,207

NET INCOME	$730	$448	$295	$1,887

BASIC EARNINGS PER SHARE	$0.11	$0.08	$0.05	$0.37

DILUTED EARNINGS PER SHARE	$0.05	$0.03	$0.02	$0.15

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	6,405	5,555	6,391	5,056

– Diluted	14,095	13,192	14,081	12,438

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)	September 30, 2009 (Unaudited)	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$—
Accounts receivable, net	10,556	13,862
Inventories	2,886	1,552
Prepaid expenses	186	98
Income taxes receivable	—	223

Total current assets	13,628	15,735
PROPERTY AND EQUIPMENT, net	744	898
COMPUTER SOFTWARE COSTS, net	2,600	3,001
GOODWILL	2,431	2,431
OTHER INTANGIBLE ASSETS, net	2,737	2,970

Total assets	$22,140	$25,035

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$4,355	$3,644
Deferred revenue	6,174	6,696
Deferred tax liability	406	421
Income taxes payable	143	—
Bank line of credit	2,708	—
Current portion of notes payable	469	447
Subordinated notes payable to shareholders	1,750	1,950

Total current liabilities	16,005	13,158

LONG-TERM DEFERRED TAX LIABILITY, net	111	329
NOTES PAYABLE, less current portion	152	515
BANK LINE OF CREDIT	—	5,634

Total liabilities	16,268	19,636

SHAREHOLDERS’ EQUITY
Preferred stock - $0.001 par value; 15,000 shares authorized; 6,740 shares issued and outstanding	7	7
Common stock - $0.001 par value; 40,000 shares authorized; 6,422 shares issued and outstanding	6	6
Additional paid-in capital	9,057	8,884
Accumulated deficit	(3,148)	(3,443)
Unearned stock compensation	(50)	(55)

Total shareholders’ equity	5,872	5,399

Total liabilities and shareholders’ equity	$22,140	$25,035

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Amounts in thousands)	Common Stock	Preferred Stock	Additional Paid-In Capital	Accumulated Deficit	Unearned Stock Compensation	Total
Balances at December 31, 2008	$6	$7	$8,884	$(3,443)	$(55)	$5,399
Issuance of stock options	—	—	51	—	(51)	—
Issuance of common stock	—	—	28	—	—	28
Issuance of warrants	—	—	94	—	—	94
Stock based compensation	—	—	—	—	56	56
Net income for the nine months ended September 30, 2009	—	—	—	295	—	295

Balances at September 30, 2009	$6	$7	$9,057	$(3,148)	$(50)	$5,872

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Amounts in thousands)	Nine Months Ended
	September 30, 2009	September 30, 2008
OPERATING ACTIVITIES
Net income	$295	$1,887
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Depreciation and amortization	1,783	1,484
Stock compensation expense, net	178	69
Deferred income tax expense	(234)	(14)
Loss on disposal of fixed assets	4	4
Changes in deferred and accrued amounts
Accounts receivable	3,306	(6,316)
Inventories	(1,334)	(1,663)
Prepaid expenses	(88)	(72)
Accounts payable	711	2,368
Deferred revenue	(522)	(610)
Income taxes receivable/payable	366	62

Net cash provided by (used for) operating activities	4,465	(2,801)

INVESTING ACTIVITIES
Purchases of property and equipment	(234)	(493)
Capitalization of computer software	(732)	(862)
Investment in other intangible assets	(32)	—
Payment for acquisitions	—	(1,551)

Net cash used for investing activities	(998)	(2,906)

FINANCING ACTIVITIES
Net (repayments) borrowings under line of credit	(2,926)	6,217
Repayments of notes payable	(541)	(510)

Net cash (used for) provided by financing activities	(3,467)	5,707

Net change in cash and cash equivalents	—	—
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$395	$477
Income Taxes	$211	$1,159

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA” or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Reconciliation of net income per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income per GAAP	$730	$448	$295	$1,887
Adjustments:
Income tax expense (benefit)	519	269	358	1,207
Interest expense, net	95	144	302	407
Depreciation and amortization of property and equipment and intangible assets (excluding Software development)	216	201	650	540
Amortization of software development costs	398	346	1,133	944

EBITDA	$1,958	$1,408	$2,738	$4,985

Adjustments to EBITDA to exclude those items excluded in loan covenant calculations:
Stock based compensation (non-cash portion)	29	5	137	14

Adjusted (Financing) EBITDA	$1,987	$1,413	$2,875	$4,999

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Contacts:
Company Contact: David Dechant	Investor Contact: Daniel Conway
Computer Software Innovations, Inc.	DC Consulting, LLC
(864) 855-3900	(407)792-3332
ddechant@csioutfitters.com	Daniel@dcconsultingllc.com